EXHIBIT 10.1

October 1, 2019

Matthew Plavan

[Address]

Dear Matthew:

This letter sets forth the terms of your employment as President and Chief Executive Officer of Arcadia Biosciences, Inc. (the “Company”), a position you have held since September 1, 2019 (the “Effective Date”). The terms set forth below shall be effective as of the Effective Date.

Reporting and Base Salary.  You will report to the Company’s Board of Directors. Beginning on the Effective Date, your annual base salary rate shall be $370,000.  You will be based in the Company’s Davis, California office, at 202 Cousteau Place, Suite 105, Davis, California 95618.

Bonus Compensation.  In addition to your base salary, you will be eligible for an annual incentive cash award, as determined by the Company. For calendar year 2019, your annual incentive cash bonus shall have a target equal to 55% of your base salary as of the Effective Date, prorated for the portion of 2019 during which you are employed by the Company as the Company’s Chief Executive Officer, and 50% of your base salary immediately before your appointment as the Company’s Chief Executive Officer, prorated for the portion of 2019 during which you were employed as the Chief Financial Officer and President of ASG. The amount of this 2019 bonus that you will be eligible to receive will be based on the satisfaction of corporate financial goals and individual goals applicable to the offices held by you during 2019.  The target bonus and its components, the Company performance objectives, and your individual objectives shall be determined each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Equity Awards.

The Company may grant equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.  You should be aware that you

202 Cousteau Place ● Suite 105 ● Davis, CA  95618 ● Tel: 530-756-7077● Fax: 530-756-7027 ● Web: www.arcadiabio.com may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

Severance and Change In Control Agreement.  You will have the benefits set forth in a Severance and Change In Control Agreement between you and the Company to be executed on the date of this letter and to be effective as of the Effective Date, a copy of which is attached hereto (“Severance Agreement”).

Other Benefits.  You will be eligible for all Company adopted benefits, under the terms and conditions of such benefit plans.

Your employment is “at-will,” which means that either you or the Company may terminate the employment relationship at any time for any reason or for no reason. This at-will relationship may not be modified by any oral or implied agreement.

This letter, the Severance Agreement, the Employee Confidentiality and Intellectual Property Rights Agreement, dated as of February 5, 2019, between you and the Company, and any policies that the Company may adopt from time to time constitute the entire agreement relating to the terms of your employment with the Company.  Please sign, date and return this letter to the Company to acknowledge the terms hereof.

If you should have any questions, please feel free to call me.

Sincerely,

/s/ KEVIN COMCOWICH

Kevin Comcowich

Chair of the Board of Directors

ACCEPTED AND ACKNOWLEDED BY:

/s/ MATTHEW PLAVAN

Matthew Plavan

October 1, 2019

Date

202 Cousteau Place ● Suite 105 ● Davis, CA  95618 ● Tel: 530-756-7077● Fax: 530-756-7027 ● Web: www.arcadiabio.com

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between Matthew T. Plavan (“Executive”) and Arcadia Biosciences, Inc. (the “Company”), effective as of September 1, 2019 (the “Effective Date”).

RECITALS

1.The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that it is possible that the Company could terminate Executive’s employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction.  The Committee also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2.The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3.The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits following a Change in Control.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4.The Company and Executive have entered into an employment terms letter dated as of October 1, 2019 and made effective as of September 1, 2019 (the “Employment Letter”).

5.The Company and Executive entered into a Severance and Change in Control Agreement, effective as of February 5, 2019 (“Prior Agreement”).  This Agreement amends and restates the Prior Agreement in its entirety.

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6.The Company and Executive wish to restate the terms of Executive’s severance and benefits (whether or not in connection with a Change in Control) and replace any and all such provisions providing for severance and/or change in control payments, as set forth below.  All other terms and conditions of the Employment Letter will remain in full force and effect.

7.Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement.  The Agreement shall terminate on the third (3rd) anniversary of the Effective Date (the “Term End Date”); provided, however, that if as of the Term End Date Executive is receiving benefits under Section 3 of this Agreement, then the Agreement shall continue in effect until such date as all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment.  The Company and Executive acknowledge that, notwithstanding this Agreement and any benefits provided for herein, Executive’s employment is and will continue to be at-will, as defined under applicable law.  If Executive’s employment terminates for any reason, including (without limitation) any termination of employment not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages and vacation, if any, as required by law, and any unreimbursed reimbursable expenses or pursuant to written agreements with the Company, including equity award agreements.

3.Severance Benefits.

(a)Termination without Cause and not in Connection with a Change in Control.  If the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled, or Executive’s death, at any time other than during the twelve (12)-month period immediately following a Change in Control, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

(i)Accrued Compensation.  The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)Severance Payment.  Executive will receive continuing payments of severance for a period of six (6) months (such number of months, the “Standard Severance Period”) from the date of such termination of employment at a rate equal to Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment (disregarding any reduction in base salary that triggers the right

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to termination for Good Reason), less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.

(iii)Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Standard Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv)Pro-Rated Bonus.  Following the end of the year in which Executive’s employment with the Company terminates, but no later than March 15 of such following year, the Committee, and if applicable, the Company’s Board of Directors (“Board”), shall determine in good faith the annual cash bonus that Executive would have been entitled to receive for the year of termination if Executive had remained employed by the Company through the end of such year (such hypothetical bonus, the “Termination Year Bonus”).  The Company will pay Executive a pro-rated portion of the Termination Year Bonus based on the percentage of the year that Executive was employed by the Company in the year of termination.  This amount will be payable on or before the earlier of (i) March 15 of the year immediately following the year of Executive’s termination and (ii) the date that the Company pays annual cash bonuses to other executives of the Company with respect to the year of Executive’s termination.

(v)Payments or Benefits Required by Law.  Executive will receive such other compensation or benefits from the Company as may be required by law.

(b)Termination without Cause or Resignation for Good Reason in Connection with a Change in Control.  If during the twelve (12)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled, or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 3(a) above:

(i)Accrued Compensation.  The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)Severance Payment.  Executive will receive continuing payments of severance for a period of twelve (12) months (such number of months, the

202 Cousteau Place ● Suite 105 ● Davis, CA  95618 ● Tel: 530-756-7077● Fax: 530-756-7027 ● Web: www.arcadiabio.com

“Enhanced Severance Period”) from the date of such termination of employment at a rate equal to Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment (disregarding any reduction in base salary that triggers the right to termination for Good Reason), less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.

(iii)Continued Employee Benefits.  If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Enhanced Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv)Equity.  Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then-unvested portion of all of Executive’s outstanding equity awards.

(v)Pro-Rated Bonus.  Following the end of the year in which Executive’s employment with the Company terminates, but no later than March 15 of such following year, the Committee, and if applicable, the Board, shall determine in good faith the Termination Year Bonus (as defined above).  The Company will pay Executive a pro-rated portion of the Termination Year Bonus based on the percentage of the year that Executive was employed by the Company in the year of termination.  This amount will be payable on or before the earlier of (i) March 15 of the year immediately following the year of Executive’s termination and (ii) the date that the Company pays annual cash bonuses to other executives of the Company with respect to the year of Executive’s termination.

(vi)Payments or Benefits Required by Law.  Executive will receive such other compensation or benefits from the Company as may be required by law.

(c)Disability; Death.  If Executive’s employment with the Company is terminated due to Executive becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

(d)Voluntary Resignation; Termination for Cause.  If Executive voluntarily terminates Executive’s employment with the Company (other than for Good

202 Cousteau Place ● Suite 105 ● Davis, CA  95618 ● Tel: 530-756-7077● Fax: 530-756-7027 ● Web: www.arcadiabio.com

Reason following a Change in Control) or if the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, COBRA).

(e)Timing of Payments.  Subject to Section 4, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(f)Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company pursuant to Section 3(a) or Section 3(b), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).  Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 3 of this Agreement or pursuant to written equity award agreements with the Company.

4.Conditions to Receipt of Severance.

(a)Release of Claims Agreement.  In the event of a termination of Executive’s employment with the Company pursuant to Section 3(a) or Section 3(b), the receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement.  To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release.  In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective.  If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 4(d)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 3, (ii) the date the Release becomes effective, or (iii) Section 4(d)(ii); provided that the first payment

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shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b)Non-solicitation.  Executive agrees, to the extent permitted by applicable law, that in the event the Executive receives severance pay or other benefits pursuant to Section 3(a) or 3(b) above, for the number of months of severance provided to Executive pursuant to Section 3(a)(ii) or 3(b)(ii), as applicable, immediately following the date of Executive’s termination, Executive, as a condition to receipt of severance pay and benefits under Sections 3(a) and 3(b), will not directly or indirectly, solicit, induce, recruit, or encourage any employee of the Company to leave his or her employment either for Executive or for any other entity or person.  In the event Executive violates the provisions of this Section 4(b), all severance pay and other benefits to which Executive may otherwise be entitled pursuant to Section 3(a) or 3(b) shall cease immediately.

The covenant contained in this Section 4(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4(b).  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 4(b) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(c)Confidential Information Agreement and Other Requirements.  Executive’s receipt of any payments or benefits under Section 3 (except for those required by law) will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 9) executed by Executive in favor of the Company and the provisions of this Agreement.

(d)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

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(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv)Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above.  Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v)To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi)Any tax gross-up that Executive is entitled to receive under this Agreement or otherwise shall be paid to Executive no later than December 31st of the calendar year following the calendar year in which Executive remits the related taxes.

(vii)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified

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deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(viii)The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(e)Resignation from Board.  If Executive is serving on the Company’s Board of Directors (“Board”) at the time Executive’s employment with the Company terminates, then (i) Executive shall immediately resign from the Board and (ii) Executive’s receipt of payment under this Section 3 (except for those required by law) shall be subject to and conditioned upon Executive resigning from the Board.

5.Limitation on Payments.

(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment.  Any reduction made pursuant to this Section 5(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below), that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits.  In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time).  “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax.  “Partial Credit Payment” means any payment, distribution or

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benefit that is not a Full Credit Payment.  In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

(b)Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5.  The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.

6.Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)Cause.  “Cause” means:

(i)Executive’s conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude;

(ii)Executive’s willful failure to perform Executive’s duties and responsibilities to the Company or Executive’s violation of any written Company policy or agreement;

(iii)Executive’s commission of any act of fraud, embezzlement, dishonesty against the Company or any other intentional misconduct that has caused or is reasonably expected to result in injury to the Company;

(iv)Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company;

(v)Executive’s failure to reasonably cooperate with the Company in any investigation or formal proceeding after receiving a written request to do so; or

(vi)Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

(b)Change in Control.  “Change in Control” means the occurrence of any of the following:

(i)The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization

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cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in Section 6(b)(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 6(b)(i));

(iii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause, if any Person (as defined below in Section 6(b)(iv)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iv)The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of this clause (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)the Company; and

(4)a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.  For the avoidance of doubt, an initial public offering of the common stock of the Company shall not constitute a Change in Control for purposes of this Agreement.

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(c)Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(d)Disability.  “Disability” means that because of a physical or medical impairment, Executive is unable, with or without reasonable accommodation, to perform the essential functions pertaining to Executive’s position with the Company for a period exceeding 4 months.

(e)Good Reason.  “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Executive’s consent, of one or more of the following:

(i)A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute Good Reason;

(ii)A material reduction in Executive’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation;

(iii)A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from Executive’s then-present work location will not be considered a material change in geographic location; or

(iv)A material breach by the Company of a material provision of this Agreement or a failure of a successor entity in the Change of Control to assume this Agreement;

Executive will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.

(f)Section 409A.  “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(g)Section 409A Limit.  “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section

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1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

7.Successors.

(a)The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Arbitration.

(a)Arbitration.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b)Dispute Resolution.  Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law (except those which are expressly excluded by statute, state law, or applicable court decision from being resolved by mandatory arbitration), including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any

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statutory or common law claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c)Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law.  Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law shall take precedence.  The decision of the arbitrator shall be in writing.  Any arbitration under this Agreement shall be conducted in Sacramento County, California.

(d)Remedy.  Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(e)Administrative Relief.  Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f)Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive

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has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

9.Confidential Information.  Executive agrees to continue to comply with and be bound by the Employee Confidentiality and Intellectual Property Rights Agreement (the “Confidential Information Agreement”) entered into by and between Executive and the Company, dated September 12, 2016.

10.Notice.

(a)General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

(b)Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

11.Miscellaneous Provisions.

(a)No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior or contemporaneous

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representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, without limitation, any severance provisions contained in the Employment Agreement.  Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive’s employment and Executive hereby agrees that he or she has no such rights except as stated herein.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f)Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as determined in the Company’s reasonable judgment.

(h)Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANYARCADIA BIOSCIENCES, INC.

By:/s/ KEVIN COMCOWICH

Name:Kevin Comcowich

Title:Chair of the Board

Date:October 1, 2019

EXECUTIVEMATTHEW T. PLAVAN

By: /s/ MATTHEW PLAVAN

Date:October 1, 2019

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